EXHIBIT 10(e)

IMPERIAL SUGAR COMPANY

SUMMARY MANAGEMENT INCENTIVE PLAN

The Company has adopted Management Incentive Plan for Fiscal 2011 for executive officers and certain other participants. The plan provides for cash bonuses based on achievement of a combination of individual performance goals and corporate targets. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The achievement of individual performance goals and corporate profitability targets results in an incentive payment based on a participant’s bonus opportunity, which is set at a percentage of the participant’s base salary and is based on the participants responsibilities and position within the Company.

Fiscal 2010 Plan

A specified portion of the target bonus opportunity is allocated to individual performance goals, which are quantifiable and result in payment only if the individual performance goals are reached and the remainder of the bonus is allocated to achievement of the corporate targets. A portion of an officer’s target bonus will be paid only when a specific threshold level of the corporate objectives is achieved and that percentage will increase in varying degrees through 100% of target bonus at a specified level of achievement and a maximum of 200% of target bonus when a higher level of the corporate objectives are achieved.